UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. _____)
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ATLAS ENERGY, INC.

(Name of Registrant as Specified in Its Charter)
N/A

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
NON-DIRECTOR PRINCIPAL OFFICERS
CORPORATE GOVERNANCE
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
SUMMARY COMPENSATION TABLE
2009 GRANTS OF PLAN-BASED AWARDS TABLE
2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2009 OPTION EXERCISES AND STOCK VESTED TABLE
2009 PENSION BENEFITS TABLE
2009 DIRECTOR COMPENSATION TABLE
INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
STOCKHOLDERS SHARING AN ADDRESS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS

ATLAS ENERGY, INC.
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 2nd Floor
Moon Township, PA 15108
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 13, 2010
To the Stockholders of ATLAS ENERGY, INC.:
          Notice is hereby given that the annual meeting of stockholders of ATLAS ENERGY, INC., a Delaware corporation, will be held at Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, May 13, 2010, at 9:00 a.m. (the “Meeting”), for the following purposes:
1.	To elect three Class II directors to serve three-year terms expiring at the annual meeting of stockholders in 2013.

2.	To transact such other business as may properly be brought before the Meeting and any adjournment thereof.
          Only stockholders of record on our books at the close of business on April 5, 2010, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108. The stock transfer books will not be closed.
          THE ENCLOSED ADDRESSED ENVELOPE FOR RETURNING THE ENCLOSED PROXY REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE. IF YOU PLAN TO ATTEND THE MEETING, YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR STOCK IS HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
By order of the Board of Directors,
Lisa Washington, Secretary
April 13, 2010
Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on May 13, 2010:
The proxy statement and our 2009 Annual Report are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=176445&p=irol-reportsAnnual

ATLAS ENERGY, INC.
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 2nd Floor
Moon Township, PA 15108

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

GENERAL
Introduction
          The annual meeting of stockholders of Atlas Energy, Inc. will be held on Thursday, May 13, 2010 at 9:00 a.m. (the “Meeting”) at Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on April 5, 2010 will be entitled to notice of and to vote at the Meeting.
          This statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies from holders of our common stock to be used at the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and returned to us, and not revoked, will be voted at the Meeting and any and all adjournments thereof.
          This proxy statement and the accompanying form of proxy are being sent on or about April 13, 2010, to stockholders of record as of April 5, 2010.
Changing or Revoking Proxy
          If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its use by giving written notice of revocation to our Secretary at our Moon Township address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.
Company’s Shares Outstanding and Entitled to Vote at the Meeting
          There were 78,400,753 shares of our common stock outstanding as of the April 5, 2010 record date. Each of those shares is entitled to one vote on each matter to be voted on at the Meeting.
Quorum
          The presence in person or by proxy of holders of our outstanding common stock representing not less than a majority of the outstanding shares of common stock will constitute a quorum. We will also treat as present for quorum purposes abstentions and shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the shares (“broker non-votes”).

Vote Required for Approval
          The affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, will be necessary for the election of directors. Approval of all other business properly brought before the Meeting will require a favorable vote of a majority of the shares represented at the Meeting in person or by proxy.
          Votes may be cast for or withheld from each nominee for director.
          If you hold your shares in street name, it is critical that you cast your vote. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate. However, new regulations now prohibit your broker from voting uninstructed shares on a discretionary basis for the election of directors. Therefore, if you do not instruct your broker how to vote on the election of directors or if you abstain this year, your shares will not be counted.
Expenses and Manner of Solicitation
          We will bear the cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Our directors, officers and employees may solicit proxies personally or by letter or telephone, but no director, officer, or employee will be specially compensated for soliciting such proxies. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.
No Appraisal Rights
          Stockholders who object to the proposals will not have appraisal, dissenters’ or similar rights under Delaware law. These rights would permit a stockholder to seek a judicial determination of the fair value of his or her shares and to compel their purchase for cash in that amount. If the proposals described in this proxy statement are approved, that approval will be binding on all stockholders, and objecting stockholders will have no alternative other than selling their shares if they dissent from them.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth the number and percentage of shares of common stock owned, as of April 5, 2010, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each of our present directors and nominees, (c) each of our executive officers serving during the 2009 fiscal year, and (d) all of our directors, nominees and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

	Common stock
	Amount and nature of		Percent of
	beneficial ownership		class
Beneficial owner
Directors and nominees(1)
Carlton M. Arrendell	5,054		*
Mark C. Biderman	2,000		*
Edward E. Cohen	4,107,025	(2)(4)	5.15%
Jonathan Z. Cohen	2,480,713	(3)(4)	3.13%
Jessica K. Davis	145		*
Donald W. Delson	6,129		*
Dennis A. Holtz	9,548		*
Gayle P.W. Jackson	0		*
Harmon S. Spolan	1,222		*
Ellen F. Warren	580		*
Bruce M. Wolf	186,903		*

Non-director executive officers(1)
Freddie M. Kotek	352,153	(4)	*
Matthew A. Jones	423,692	(4)	*
Sean P. McGrath	16,258	(4)	*
Richard D. Weber	511,153	(4)	*
All executive officers, directors and nominees as a group (15 persons)	6,591,011	(5)	8.08%

Other owners of more than 5% of outstanding shares
Omega Advisors, Inc./Leon G. Cooperman	7,019,275	(6)	8.98%
BlackRock, Inc	5,059,039	(7)	6.47%
Iridian Asset Management LLC	4,964,905	(8)	6.35%
Goldman Sachs Asset Management	4,681,199	(9)	5.99%
Cobalt Capital Management, Inc.	4,108,435	(10)	5.26%
Alan Fournier/Pennant Capital Management, L.L.C.	4,084,988	(11)	5.23%

*	Less than 1%

(1)	The business address for each director, director nominee and executive officer is 1550 Coraopolis Heights Road—2nd Floor, Moon Township, Pennsylvania 15108.

(2)	Includes (i) 50,454 shares held in an individual retirement account of Betsy Z. Cohen, Mr. E. Cohen’s spouse; (ii) 1,382,268 shares held by a charitable foundation of which Mr. E. Cohen, his spouse and their children serve as co-trustees; and (iii) 141,378 shares held in trust for the benefit of Mr. E. Cohen’s spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of the above referenced shares. 129,296 and 1,382,268 shares are also included in the shares referred to in footnote 3 below.

(3)	Includes (i) 129,296 shares held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary and (ii) 1,382,268 shares held by a charitable foundation of which Mr. J. Cohen, his parents and his sibling serve as co-trustees. These shares are also included in the shares referred to in footnote 2 above. Mr. J. Cohen disclaims beneficial ownership of the above referenced shares.

(4)	Includes shares issuable on exercise of options granted under our Plans in the following amounts: Mr. E. Cohen — 1,307,500 shares; Mr. J. Cohen — 853,000 shares; Mr. Kotek — 179,500 shares; Mr. Jones — 344,500 shares; Mr. Weber—454,539; and Mr. McGrath—12,788.

(5)	This number has been adjusted to exclude 129,296 shares and 1,382,268 shares which were included in both Mr. E. Cohen’s beneficial ownership amount and Mr. J. Cohen’s beneficial ownership amount.

(6)	This information is based on a Schedule 13G/A filed with the SEC on February 4, 2010. The address for Mr. Cooperman and Omega Advisors, Inc. is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, New York 10005.

(7)	This information is based on a Schedule 13G filed with the SEC on January 29, 2010. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(8)	This information is based on a Schedule 13G filed with the SEC on January 28, 2010. The address for Iridian Asset Management, LLC is 276 Post Road West, Westport, CT 06880-4704.

(9)	This information is based on a Schedule 13G filed with the SEC on February 12, 2010. The address for Goldman Sachs Asset Management is 32 Old Slip, New York, NY 10022.

(10)	This information is based on a Schedule 13G/A filed with the SEC on February 11, 2010. The address for Cobalt Capital Management, Inc. is 237 Park Avenue, Suite 900, New York, New York 10017.

(11)	This information is based on a Schedule 13G filed with the SEC on February 12, 2009. The address for Alan Fournier/Pennant Capital Management, L.L.C is 26 Main Street, Suite 203, Chatham, NJ 07928.
PROPOSAL 1: ELECTION OF DIRECTORS
          Proposal 1 is to elect the following persons nominated by the Board to serve as our Class II directors: Carlton M. Arrendell, Jonathan Z. Cohen and Donald W. Delson. Since no other nominations were timely made, no other nominees will be considered at the Meeting. The Board is divided into three classes with directors in each class serving three-year terms. The terms of directors in Class II expire at the Meeting.
          The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Arrendell, J. Cohen and Delson as Class II directors to serve for three-year terms expiring at the 2013 annual meeting of stockholders, or until their successors are elected or appointed. Should any nominee become unable or refuse to accept nomination or election as a Class II director, it is intended that the persons named as proxies will vote for the election of such other person as the Board may recommend. The Board knows of no reason why any nominee might be unable or refuse to accept nomination or election.

          Information is set forth below regarding the principal occupation of each nominee and each of our other directors. There are no family relationships among the nominees and directors of our company, except that Edward E. Cohen, Chairman of the Board and Chief Executive Officer, is the father of Jonathan Z. Cohen, Vice Chairman.
          The Board unanimously recommends a vote “FOR” each of the nominees named in Proposal 1.
Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting:
          Carlton M. Arrendell, 48, has been a director since February 2004. Mr. Arrendell has been the Chief Investment Officer and a Vice President of Full Spectrum of NY LLC since May 2007. Prior to joining Full Spectrum, Mr. Arrendell served as a special real estate consultant to the AFL-CIO Investment Trust Corporation following six years of service as Investment Trust Corporation’s Chief Investment Officer. Mr. Arrendell is also an attorney admitted to practice law in Maryland and the District of Columbia. Mr. Arrendell’s investment expertise is valuable to our company and its subsidiaries in the pursuit of acquisitions. In addition, the Board is benefitted by his strong background in finance which enabled him to serve as the chairman of our audit committee until our merger transaction when Atlas Energy Resources became our wholly-owned subsidiary, following our merger transaction.
          Jonathan Z. Cohen, 39, has been Vice Chairman of our Board of Directors since our formation in September 2000 and Chairman of our executive committee since October 2009. Mr. Cohen has served as the Vice Chairman of Atlas Energy Resources since its formation in June 2006. Mr. Cohen has been Vice Chairman of the Managing Board of Atlas Pipeline Partners GP since its formation in 1999 and Vice Chairman of the Board of Atlas Pipeline Holdings GP since its formation in January 2006. Mr. Cohen has been a senior officer of Resource America since 1998, serving as the Chief Executive Officer since 2004, President since 2003 and a director since 2002. Mr. Cohen has been Chief Executive Officer, President and a director of Resource Capital Corp. since its formation in 2005, and was the trustee and secretary of RAIT Financial Trust (a publicly-traded real estate investment trust) from 1997, and its Vice Chairman from 2003, until December 2006. Mr. Cohen is a son of Edward E. Cohen. Mr. Cohen’s financial, business and energy experience add strategic vision to our Board to assist with our growth and development.
          Donald W. Delson, 59, has been a director since February 2004. Mr. Delson has been a Senior Advisor at Keefe, Bruyette & Woods, Inc. since February 2009 and served as a Managing Director, Corporate Finance Group from 1997 to February 2009. Before joining Keefe, Bruyette & Woods, Inc., Mr. Delson served as a Managing Director in the Corporate Finance Group at Alex. Brown & Sons from 1982 to 1997. He has served as a member of the Board of Directors of WSFS Bank since February 2009. Mr. Delson served as an independent member of the Managing Board of Atlas Pipeline Partners GP from June 2003 until May 2004. Mr. Delson has served on our Board or that of our subsidiary for almost seven years, a length of service which has provided him with extensive knowledge of our business and industry. Additionally, Mr. Delson’s extensive and varied background in energy and corporate finance makes him especially suited to serve as the chairman of our compensation committee.
Continuing Directors to Serve until the 2011 Annual Meeting:
          Edward E. Cohen, 71, has been the Chairman of our Board of Directors and our Chief Executive Officer since our organization in September 2000. Mr. Cohen served as our President from September 2000 until October 2009, when Atlas Energy Resources became our wholly-owned subsidiary following our merger transaction. Mr. Cohen has served as the Chairman of the Board and Chief Executive Officer

of Atlas Energy Resources since its formation in June 2006. Mr. Cohen has been the Chairman of the Managing Board of Atlas Pipeline Partners GP since its formation in 1999, and Chief Executive Officer of Atlas Pipeline Partners from 1999 until January 2009. Mr. Cohen has been the Chairman of the Board of Atlas Pipeline Holdings GP, LLC, the general partner of Atlas Pipeline Holdings, L.P., since its formation in January 2006, and Chief Executive Officer of Atlas Pipeline Holdings from January 2006 until February 2009. In addition, Mr. Cohen has been Chairman of the Board of Directors of Resource America, Inc. (a publicly-traded specialized asset management company) since 1990, and was its Chief Executive Officer from 1988 until 2004, and President from 2000 until 2003; Chairman of the Board of Resource Capital Corp. (a publicly-traded real estate investment trust) since its formation in September 2005 until November 2009 and still serves on its board; a director of TRM Corporation (a publicly traded consumer services company) from 1998 to July 2007; and Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994. Mr. Cohen is the father of Jonathan Cohen. Mr. Cohen has been active in the oil and gas business since the late 1970s. Mr. Cohen brings to the Board the vast experience that he has accumulated through his activities as a financier, investor and operator in various parts of the country.
          Dennis A. Holtz, 69, has been a director since February 2004. Mr. Holtz maintained a corporate and real estate law practice in Philadelphia and New Jersey from 1988 until his retirement in January 2008. Mr. Holtz has served on our Board for six years, since our spin-off from Resource America and his length of service on our Board provides him with extensive knowledge of our business and industry. Since our company interacts in the Appalachian region with many small firms, Mr. Holtz’s experience as an operator of his own law office is believed to provide insight into interacting with smaller companies.
          Harmon S. Spolan, 74, has been a director since August 2006. Since January 2007, Mr. Spolan has served as of counsel to the law firm Cozen O’Connor, where he is chairman of the firm’s charitable foundation. From 1999 until January 2007, Mr. Spolan was a member of the firm and served as chairman of its Financial Services Practice Group and as co-marketing partner. Before joining Cozen O’Connor, Mr. Spolan served as President, Chief Operating Officer, and a director of JeffBanks, Inc., and its subsidiary bank for 22 years. Mr. Spolan has served as a director of Coleman Cable, Inc., since November 2007. Mr. Spolan served as director of TRM Corporation from June 2002 until April 2008. Mr. Spolan’s varied experience in law and finance over many decades is highly compatible with the Board’s emphasis on achieving diversity of age and professional backgrounds.
          Ellen F. Warren, 53, has been a director since September 2009. She is founder and President of OutSource Communications, a marketing communications firm that services corporate and nonprofit clients. Prior to founding OutSource Communications in August 2005, she was President of Levy Warren Marketing Media, a public relations and marketing firm she co-founded in March 1998. She was previously Vice President of Marketing/Communications for Jefferson Bank, a Philadelphia-based financial institution, from September 1992 to February 1998. Ms. Warren served as an independent member of the Board of Directors of Atlas Energy Resources from December 2006 until September 2009. Ms. Warren is a seasoned director, having previously served on the board of our subsidiary, Atlas Energy Resources from its formation until the merger. Ms. Warren brings management, communication and leadership skills to our Board.
Continuing Directors to Serve until the 2012 Annual Meeting:
          Mark C. Biderman, 64, has been a director since July 2009. Mr. Biderman was Vice Chairman of National Financial Partners Corp., a publicly-traded financial services company, from September 2008 to December 2008. Before that, from November 1999 to September 2008, he was National Financial’s Executive Vice President and Chief Financial Officer. From May 1987 to October 1999, Mr. Biderman

served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets Group, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman brings extensive financial expertise to the Board as well as to the audit committee.
          Jessica K. Davis, 33, has been a director since September 2009. Ms. Davis was a corporate litigation attorney with the law firm of Drinker Biddle & Reath LLP from August 2005 to June 2009. Before that, from September 2002 through August 2005, Ms. Davis with a corporate litigation attorney with the law firm of Stroock & Stroock & Lavan LLP. Ms. Davis served as an independent member of the Board of Directors of Atlas Energy Resources from March 2009 until September 2009. Ms. Davis’s relative youth, combined with her legal experience helps satisfy our commitment to a board that is diversified by both profession and age.
          Gayle P.W. Jackson, 63, has been a director since July 2009. Dr. Jackson has been President of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies, since December 2004. From 2001 to 2004, Dr. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Asia, Central and Eastern Europe and Latin America. From 1985 to 2001, Dr. Jackson was President of Gayle P.W. Jackson, Inc., a consulting firm that advised energy companies on corporate development and diversification strategies and also advised national and international governmental institutions on energy policy. From 1985 to 1995, she was also Chief of Staff of the International Energy Agency’s Coal Industry Advisory Board. Dr. Jackson served as Deputy Chairman of the Federal Reserve Bank of St. Louis in 2004-05 and was a member of the Federal Reserve Bank Board from 2000 to 2005. She is a member of the Board of Directors of Ameren Corporation, a publicly-traded public utility holding company, and of the Advisory Panel of Climate Change Capital Private Equity, a London-based private equity buyout fund manager that invests in clean technology companies. Dr. Jackson served as an independent member of the managing board of Atlas Pipeline Partners GP from March 2005 until July 2009. Dr. Jackson brings to the Board her extensive experience in the energy industry, including her previous service as a director of Atlas Pipeline Partners GP. Dr. Jackson also has a strong background in finance.
          Bruce M. Wolf, 62, has been a director since September 2009. He has been President of Homard Holdings, LLC, a wine manufacturer and distributor, since September 2003. Mr. Wolf has been of counsel with Picadio, Sneath, Miller & Norton, P.C., Pittsburgh, PA, since May 2003. Additionally, since June 1999, Mr. Wolf has been a consultant in connection with energy and securities matters, conducting research and providing expert testimony and litigation support. Mr. Wolf was a Senior Vice President of Atlas Energy from October 1998 to May 1999 and, before that, Secretary and General Counsel of Atlas Energy Group from 1980. Mr. Wolf served as an independent member of the Board of Directors of Atlas Energy Resources from December 2006 until September 2009. Mr. Wolf is a seasoned director, having previously served on the board of our subsidiary, Atlas Energy Resources, from its formation until the merger. Mr. Wolf combines his extensive knowledge of energy with a strong legal and financial knowledge.
          We have assembled a board of directors comprised of individuals who bring diverse but complementary skills and experience to oversee our business. Our directors collectively have a strong background in energy, finance, law, communications and management. Based upon the experience and attributes of the directors discussed herein, our Board determined that each of the directors should, as of the date hereof, serve on our Board.

NON-DIRECTOR PRINCIPAL OFFICERS
          The Board appoints principal officers each year at its annual meeting following the annual stockholders meeting and from time to time as appropriate.
          Richard D. Weber, 46, has been our President since October 2009. Mr. Weber has been the President, Chief Operating Officer and a director of Atlas Energy Resources and President, Chief Operating Officer and a director of Atlas Energy Resources and Atlas Energy Management since their formation in June 2006. Mr. Weber served from June 1997 until March 2006 as Managing Director and Group Head of the Energy Group of KeyBanc Capital Markets, a division of KeyCorp, and its predecessor, McDonald & Company Securities, Inc., where he oversaw activities with oil and gas producers, pipeline companies and utilities.
          Matthew A. Jones, 48, has been our Chief Financial Officer since March 2005 and an Executive Vice President since October 2009. Mr. Jones has been the Chief Financial Officer of Atlas Energy Resources and Atlas Energy Management since their formation. Mr. Jones served as the Chief Financial Officer of Atlas Pipeline Holdings GP from January 2006 until September 2009 as the Chief Financial Officer of Atlas Pipeline GP from March 2005 to September 2009. From 1996 to 2005, Mr. Jones worked in the Investment Banking Group at Friedman Billings Ramsey, concluding as Managing Director. Mr. Jones worked in Friedman Billings Ramsey’s Energy Investment Banking Group from 1999 to 2005, and in Friedman Billings Ramsey’s Specialty Finance and Real Estate Group from 1996 to 1999. Mr. Jones has served as a director of Atlas Pipeline Holdings GP since February 2006. Mr. Jones Mr. Jones is a Chartered Financial Analyst.
          Sean P. McGrath, 38, has been our Chief Accounting Officer and the Chief Accounting Officer of Atlas Energy Resources since December 2008. Mr. McGrath served as the Chief Accounting Officer of Atlas Pipeline Holdings GP from January 2006 until November 2009 and as the Chief Accounting Officer of Atlas Pipeline GP from May 2005 until November 2009. Mr. McGrath was the Controller of Sunoco Logistics Partners L.P., a publicly-traded partnership that transports, terminals and stores refined products and crude oil, from 2002 to 2005. From 1998 to 2002, Mr. McGrath was Assistant Controller of Asplundh Tree Expert Co., a utility services and vegetation management company. Mr. McGrath is a Certified Public Accountant.
          Eugene N. Dubay, 61, has been our Executive Vice President since October 2009. Before that he was our Senior Vice President from January 2009 to October 2009. Mr. Dubay has also been President and Chief Executive Officer of Atlas Pipeline Partners and Atlas Pipeline Mid-Continent, LLC since January 2009. Mr. Dubay has served as a member of the managing board of Atlas Pipeline Partners GP since October 2008, where he served as an independent member until his appointment as President and Chief Executive Officer. Mr. Dubay has been the Chief Executive Officer and President of Atlas Pipeline Holdings since February 2009 and has served as a director of Atlas Pipeline Holdings since February 2009. Mr. Dubay was the Chief Operating Officer of Continental Energy Systems LLC (a successor to SEMCO Energy) from 2002 to January 2009. Mr. Dubay has also held positions with ONEOK, Inc. and Southern Union Company and has over 20 years experience in midstream assets and utilities operations, strategic acquisitions, regulatory affairs and finance. Mr. Dubay is a certified public accountant and a graduate of the U.S. Naval Academy.
          Freddie M. Kotek, 54, has been an Executive Vice President since February 2004 and served as a director from September 2001 until February 2004. Mr. Kotek has been Chairman of Atlas Resources, LLC since September 2001 and has served as an Executive Vice President since October 2009. He has also served as Chief Executive Officer and President of Atlas Resources since January 2002. Mr. Kotek was our Chief Financial Officer from February 2004 until March 2005. Mr. Kotek was a Senior Vice

President of Resource America from 1995 until May 2004 and President of Resource Leasing, Inc. (a wholly-owned subsidiary of Resource America) from 1995 until May 2004.
CORPORATE GOVERNANCE
Information Concerning our Company and the Board of Directors
          Our common stock is listed for trading on the Nasdaq Global Market under the symbol “ATLS.” The Board held 13 meetings during fiscal 2009 and one special meeting in connection with our merger, whereby our merger subsidiary merged with Atlas Energy Resources, LLC (“ATN”), with ATN surviving as our wholly-owned subsidiary (the “Merger”). Each of the directors attended at least 75% of the meetings of the Board and all meetings of the committees on which the director served during fiscal 2009. The Board currently consists of eleven members, nine of whom are independent directors as defined by Nasdaq standards and the Securities Act. The nine independent directors are Ms. Davis, Dr. Jackson, Ms. Warren and Messrs. Arrendell, Biderman, Delson, Holtz, Spolan and Wolf. Messrs. William R. Bagnell and Nicholas A. DiNubile served as independent directors during fiscal 2009 until they determined not to stand for re-election at our annual meeting of our stockholders held on July 13, 2009. Additionally, Mr. Walter C. Jones served as an independent director from September 2009 until his resignation in March 2010 to serve as the United States Executive Director of the African Development Bank.
          We do not have a formal policy regarding Board member attendance at our annual meeting of stockholders. Two of the directors attended last year’s annual meeting of stockholders.
          Our chairman of the board is also our chief executive officer. We believe that by having this combined position, our chief executive officer chairman serves as a bridge between management and the board, ensuring that both act with a common purpose. In addition, we believe that the combined position facilitates our company’s focus on both long- and short- term strategies. Further, we believe that the advantages of having a chief executive officer chairman with extensive knowledge of our company, as opposed to a relatively less informed independent chairman, outweigh potential disadvantages. Additionally, of our 11 current Board members, nine have been deemed to be independent by our Board. Accordingly, we believe that our super-majority of independent directors provides sufficient independent oversight of our management. Our compensation committee annually reviews our corporate goals and presents our chief executive officer’s compensation for board approval, and our bylaws allow special meetings to be called by a majority of our directors, the president or vice chairman, rather than solely by the chairman or the chief executive officer.
          We administer our risk oversight function through our audit committee as well as through our board of directors as a whole. Our audit committee is empowered to appoint and oversee our independent auditors, monitor the integrity of our financial reporting processes and systems of internal controls and provide an avenue of communication among our independent auditors, management, our internal auditing department and our board of directors. Additionally, reports are provided during our board meetings by the individuals who oversee risk management in liquidity and credit areas, environmental, safety, litigation and other operational areas.
Communications with the Board
          The Board has also established a process for stockholders to send communications to it. Any stockholder who wishes to send a communication to the Board should write to our Secretary at our Moon Township address stated herein. Beneficial owners must include in their communication a good faith representation that they are beneficial owners of our common stock. Our Secretary will promptly forward to the Chairman of the Board any and all such stockholder communications.
Board Committees
          The Board has four standing committees which are the audit committee, the compensation committee, the nominating and governance committee and the investment committee.
          Audit Committee. The principal functions of the audit committee are to assist the Board in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The audit committee reviews the adequacy of our internal controls. The audit committee also reviews the scope and effectiveness of audits by the independent accountants and has the sole authority to retain and terminate our independent auditors and to approve the compensation paid to the independent auditors. The audit committee held five meetings during fiscal 2009. The audit committee is also responsible for overseeing our internal audit function. All of the members of the audit committee are independent directors as defined by Nasdaq rules. The members of the audit committee are Ms. Davis, Dr. Jackson and Messrs. Biderman and Delson, with Mr. Biderman acting as the chairman. The Board has determined that Mr. Delson is an “audit committee financial expert,” as defined by SEC rules. The Board previously adopted a written charter for the audit committee, a current copy of which is available on our web site at www.atlasenergy.com.
          Compensation Committee. The principal functions of the compensation committee are to administer our employee benefit plans (including incentive plans), annually evaluate salary grades and ranges, establish guidelines concerning average compensation increases, establish performance criteria for and evaluate the performance of our chief executive officer and approve compensation of all officers and directors. The compensation committee held ten meetings during fiscal 2009. The compensation committee is comprised solely of independent directors, consisting of Ms. Warren and Messrs. Delson, Arrendell and Holtz, with Mr. Delson acting as the chairman. The Board previously adopted a written charter for the compensation committee, a current copy of which is available on our web site at www.atlasenergy.com.
          Nominating and Governance Committee. The principal functions of the nominating and governance committee are to recommend persons to be selected by the Board as nominees for election as directors, recommend persons to be elected to fill any vacancies on the Board, consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board and consider and recommend to the Board other actions relating to corporate governance. The nominating and governance committee held two meetings during fiscal 2009. The nominating and governance committee is comprised solely of independent directors, consisting of Ms. Warren and Messrs. Arrendell, Holtz and Spolan, with Mr. Holtz acting as the chairman.
          The nominating and governance committee has adopted a charter with respect to its nominating function, a current copy of which is available on our web site at www.atlasenergy.com. The nominating and governance committee will consider nominees recommended by stockholders for the 2011 annual meeting of stockholders if submitted in writing to our Secretary in accordance with rules promulgated by the SEC and our bylaws.
          Rule 14a-8 under the Securities Exchange Act sets forth the eligibility requirements and the procedures that must be followed for stockholder director nominations or other proposals to be included in a public company’s proxy materials. Pursuant to the rule, nominations or other proposals submitted for inclusion in our 2011 proxy materials must be received by us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary, on or

before December 15, 2010. Nominations or other proposals must comply with all the requirements of Rule 14a-8.
          A stockholder who wishes to present a matter for action at our 2011 annual meeting, but does not want to include it in our proxy materials, must deliver to our Secretary on or before January 14, 2011, which date is 90 days before the first anniversary of the mailing date of this proxy statement, a notice containing the information required by the advance notice and other provisions of our bylaws. A stockholder who wishes to present one or more directors for nomination at our 2011 annual meeting, but does not want to include it in our proxy materials, must deliver a notice containing the information required by the advance notice and other provisions of our bylaws, including the name of the person(s) to be nominated, to our Secretary on or before January 14, 2011. A copy of the bylaws may be obtained by directing a written request to us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary.
Nomination Process of the Nominating and Governance Committee
          The nominating and governance committee identifies director nominees by first evaluating the current members of the Board willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the nominating and governance committee or Board decides not to re-nominate a member for re-election, or if we decide to expand the Board, the nominating and governance committee identifies the desired skills and experience of a new nominee consistent with the nominating and governance committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.
          The nominating and governance committee will consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Secretary in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:
•	such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the stockholder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Board; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the Nasdaq National Market.
          We will also request such other information as may reasonably be required to determine whether each person recommended by a stockholder meets the criteria listed below and to enable us to make appropriate disclosures to the stockholders entitled to vote in the election of directors. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by board members, management or other parties.

          The nominating and governance committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. The nominating and governance committee evaluates independent director candidates based upon a number of criteria, including:
•	commitment to promoting the long-term interests of our stockholders and independence from any particular constituency;

•	professional and personal reputations that are consistent with our values;

•	broad general business experience and acumen, which may include experience in management, finance, marketing and accounting;

•	a high level of personal and professional integrity; adequate time to devote attention to the affairs of our company;

•	such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the SEC and the Nasdaq National Market; and

•	Board balance in light of our company’s current and anticipated needs and the attributes of the other directors and executives.
          Investment Committee. The principal functions of the investment committee are to review proposed significant investment opportunities, explore investment criteria, monitor investments and advise the Board as to the investment committee’s recommendations and decisions on proposed and existing investments. All of the members of the investment committee are independent directors as defined by Nasdaq rules. The members of the investment committee are Dr. Jackson and Messrs. Spolan and Holtz, with Mr. Spolan acting as the chairman.
Code of Ethics
          We have adopted a code of business conduct and ethics applicable to all directors, officers and employees. We believe our code meets the definition of a code of ethics under the Securities Act. Our code of business conduct and ethics is available, and any waivers we grant to the code will be available, on our web site at www.atlasenergy.com.
Compensation Committee Interlocks and Insider Participation
          The compensation committee of the Board of Directors consists of Ms. Warren and Messrs. Delson, Arrendell and Holtz. There are no compensation committee interlocks.
Committee Reports
Audit Committee Report
          The audit committee has approved the following report:
          In connection with its function to oversee and monitor our financial reporting process, the audit committee has done the following:
•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009 with our management;

•	discussed with our independent auditors those matters which are required to be discussed by Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as

adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T; and

•	received the written disclosures and the letter from our independent auditors required by applicable requirements of the PCAOB regarding our independent auditors’ communications with the audit committee concerning independence and discussed with the independent auditors their independence.
          Based on the foregoing, the audit committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2009 (the “Annual Report”).
Mark C. Biderman, Chairman
Jessica K. Davis
Donald W. Delson
Gayle P.W. Jackson
Compensation Committee Report
          The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K for the year ended December 31, 2009 and the 2010 proxy statement.
          This report has been provided by the compensation committee of the Board of Directors of Atlas Energy, Inc.
Donald W. Delson, Chairman
Dennis A. Holtz
Carlton M. Arrendell
Ellen F. Warren
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
          We hereby provide information regarding the compensation program in place as of December 31, 2009, for our CEO, CFO and the three other most highly-compensated executive officers. In this report, we refer to our CEO, CFO and the three other most highly-compensated executive officers as our “Named Executive Officers” or “NEOs.
          Our compensation committee is responsible for formulating and presenting recommendations to the Board of Directors with respect to the compensation of our NEOs. The compensation committee is also responsible for administering our employee benefit plans, including incentive plans. The compensation committee is comprised solely of independent directors, consisting of Messrs. Delson, Arrendell, Holtz; and Ms. Warren, with Mr. Delson acting as the chairperson.

Compensation Objectives
          We believe that our compensation program must support our business strategy, be competitive, and provide both significant rewards for outstanding performance and clear financial consequences for underperformance. We also believe that a significant portion of the NEOs’ compensation should be “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and company accomplishment. Accounting and cost implications of compensation programs are considered in program design; however, the essential consideration is that a program is consistent with our business needs.
Compensation Methodology
          Our compensation committee generally makes recommendations to the board on compensation amounts shortly after the close of our fiscal year. In the case of base salaries, the committee recommends the amounts to be paid for the new fiscal year. In the case of annual bonus and long-term incentive compensation, the committee recommends the amount of awards based on the most recently concluded fiscal year. We typically pay cash awards and issue equity awards in February, although our compensation committee has the discretion to recommend salary adjustments and the issuance of equity awards at other times during the fiscal year. In addition, our NEOs and other employees who perform services for our publicly-traded subsidiaries, Atlas Pipeline Partners and Atlas Pipeline Holdings, may receive stock-based awards from these subsidiaries, each of which have delegated compensation decisions to our compensation committee since neither of those companies has their own employees.
          Our Chief Executive Officer provides the compensation committee with key elements of our company’s and the NEOs’ performance during the year. Our CEO makes recommendations to the compensation committee regarding the salary, bonus, and incentive compensation component of each NEO’s total compensation. Our CEO, at the compensation committee’s request, may attend committee meetings; however, his role during the meetings is to provide insight into our company’s performance, as well as the performance of other comparable companies in the same industry.
Compensation Consultant
          The compensation committee retains Mercer (US) Inc., an independent compensation consulting firm, to assist it in evaluating and setting executive compensation. The compensation committee originally retained Mercer in June 2006 to analyze and review the competitiveness and appropriateness of all elements of the compensation we paid to our NEOs, individually and as a group, for fiscal 2006. The purpose of the analysis was to determine whether our compensation practices were within the norm for companies of similar size and focus. The peer group analysis was not aimed at establishing benchmarks for our compensation program, but rather to provide a “reality check” to obtain a general understanding of then current compensation levels. Because of the importance to our company of our direct-placement energy investment programs and our creation of new initiatives and entities, Mercer looked not only to the energy industry in evaluating our compensation levels but also to the financial services and alternative asset industries. Mercer’s analysis established that our fiscal 2006 compensation amounts fell between the median and the 75th percentile of the peer group it used, which our compensation committee found acceptable in the context of its evaluation of the performance of the NEOs.
          Between 2006 and 2009, Mercer continued to assist the compensation committee in setting executive compensation but did not conduct a similar peer group analysis. In June 2009, the compensation committee engaged Mercer to conduct a competitive review of our then current NEO compensation program. Mercer provided a proxy analysis based on a peer group of 14 energy companies, which we refer to as the full peer group, against which we compete for executive talent, land and mineral rights, oil and gas services, pipeline and takeaway capacity, and/ or water disposal capacity. The peer group consists of: Anadarko Petroleum Corporation, Chesapeake Energy Corporation, Cabot Oil & Gas Corporation, CONSOL Energy Inc., EQT Corporation, Exco Resources, Inc., Linn Energy, LLC, MarkWest Energy Partners, L.P., Quicksilver Resources Inc., Pioneer Natural Resources Company, Range Resources Corporation, Southwestern Energy Company, The Williams Companies, Inc., and XTO Energy Inc. In the pipeline business, we compete against some of the members of the peer group for takeaway capacity, processing services and/or water disposal capacity.
          Mercer also analyzed a 10-company subset of the full peer group, which we refer to as the size-adjusted peer group, that included companies’ 2008 revenues of between $750 million to $3 billion, that is, approximately one-half to twice our revenues. The size-adjusted peer group excluded Anadarko Petroleum, Chesapeake Energy, Williams, and XTO Energy. In addition, Mercer provided a survey analysis of competitive data gathered from published surveys.
          Our compensation committee does not set a specific percentile range for our NEO compensation amounts. Rather, it uses the comparative information as part of the total mix of information it considers.
          In addition to the competitive analysis of our NEO compensation program, at the compensation committee’s direction, Mercer provided the following services for the committee during fiscal 2009:
•	provided advice with respect to our new long-term incentive plan;

•	advised the committee with respect to awards for 2009 under our Senior Executive Plan, discussed below, and established performance measures and performance targets for 2010; and

•	provided advice on Matthew Jones’s employment agreement.
          In the course of conducting its activities for fiscal 2009, Mercer attended five meetings of the compensation committee and presented its findings and recommendations for discussion.
          The compensation committee has established procedures that it considers adequate to ensure that Mercer’s advice remains objective and is not unduly influenced by our management. These procedures include: a direct reporting relationship of the Mercer consultant to the chairman of the compensation committee; provisions in the engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the compensation committee on Mercer’s financial relationship with us, including a summary of the work performed for us during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the compensation committee has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for us. In fact, Mercer did not perform non-executive compensation consulting services for our company during the last fiscal year or during any other year. With the consent of the compensation committee chair, Mercer may contact our executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the compensation committee that the executive officers also receive.
          In making its compensation decisions, the compensation committee meets in executive session, without management, both with and without Mercer. Ultimately, the decisions regarding executive compensation are made by the compensation committee after extensive discussion regarding appropriate compensation and may reflect factors and considerations other than the information and advice provided by Mercer and our CEO. The compensation committee’s decisions are then submitted to the Board.

Elements of our Compensation Program
          Our executive officer compensation package generally includes a combination of annual cash and long-term incentive compensation. Annual cash compensation is comprised of base salary plus cash bonus. Long-term incentives consist of a variety of equity awards. Both the annual cash incentives and long-term incentives may be performance-based.
Base Salary
          Base salary is intended to provide fixed compensation to the NEOs for their performance of core duties that contributed to our success as measured by the elements of corporate performance mentioned above. Base salaries are not intended to compensate individuals for extraordinary performance or for above average company performance.
Annual Incentives
          Annual incentives are intended to tie a significant portion of each of the NEO’s compensation to our annual performance and/or that of our subsidiaries or divisions for which the officer is responsible. Generally, the higher the level of responsibility of the executive within our company, the greater is the incentive component of that executive’s target total cash compensation. The compensation committee may recommend awards of performance-based bonuses and discretionary bonuses.
          Performance-Based Bonuses—Our Annual Incentive Plan for Senior Executives, which we refer to as the Senior Executive Plan, was initially approved by our shareholders at our 2007 annual meeting. The Senior Executive Plan is designed to permit us to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code for compensation paid to our NEOs. The Senior Executive Plan provides awards for the achievement of predetermined, objective performance measures over a specified 12-month performance period, generally our fiscal year. Awards under the Senior Executive Plan are paid in cash. In 2008, the Senior Executive Plan was amended by shareholder vote to increase the maximum award payable to an individual to $15 million from $5 million and to allow awards to be paid in either cash or shares of common stock under our stock incentive plan. In addition, in 2008 the Senior Executive Plan was clarified to allow the compensation committee to make such adjustments as it deems appropriate to performance goals in the event of a change of control. Notwithstanding the existence of our Senior Executive Plan, the compensation committee believes that shareholder interests are best served by not restricting its discretion and flexibility in crafting compensation, even if the compensation amounts result in non-deductible compensation expense. Therefore, the committee reserves the right to approve compensation that is not fully deductible, although to date it has not done so.
          In March 2009, the compensation committee approved 2009 target bonus awards to be paid from a bonus pool. The bonus pool is equal to 18.3% of our adjusted distributable cash flow unless the adjusted distributable cash flow includes any capital transaction gains in excess of $50 million, in which case only 10% of that excess will be included in the bonus pool. If the adjusted distributable cash flow does not equal at least 75% of the average adjusted distributable cash flow for the previous 3 years, no bonuses will be paid. Adjusted distributable cash flow means the sum of (i) cash available for distribution to us by any of our subsidiaries (regardless of whether such cash is actually distributed), plus (ii) interest income during the year, plus (iii) to the extent not otherwise included in adjusted distributable cash flow, any realized gain on the sale of securities, including securities of a subsidiary, less (iv) our stand-alone general and administrative expenses for the year excluding any bonus expense (other than non-cash bonus compensation included in general and administrative expenses), and less (v) to the extent not otherwise included in adjusted distributable cash flow, any loss on the sale of securities, including securities of a subsidiary. A return of our capital investment in a subsidiary is not intended to be included and, accordingly, if adjusted distributable cash flow includes proceeds from the sale of all or substantially all of the assets of a subsidiary, the amount of such proceeds to be included in adjusted distributable cash flow will be reduced by our basis in the subsidiary. The maximum award payable, expressed as a percentage of our estimated 2009 adjusted distributable cash flow, for each participant is as follows: Edward E. Cohen, 6.14%; Jonathan Z. Cohen, 4.37%; Matthew A. Jones, 3.46%; Richard D. Weber, 2.60% and Freddie Kotek, 1.73%. Pursuant to the terms of the Senior Executive Plan, the compensation committee has the discretion to recommend reductions, but not increases, in awards under the plan. As set forth below, actual awards for 2009 were substantially less than the maximum award permitted under the plan. In February 2010, the compensation committee approved target bonus awards identical to the 2009 target bonus awards.
          Discretionary Bonuses—Discretionary bonuses may be awarded to recognize individual and group performance.
          Long-Term Incentives
          We believe that our long-term success depends upon aligning our executives’ and shareholders’ interests. To support this objective, we provide our executives with various means to become significant shareholders, including our long-term incentive programs and those of our public subsidiaries. These awards are usually a combination of stock options, restricted stock and phantom units which vest over four years to support long-term retention of executives and reinforce our long-term goals.
          Grants under our Stock Incentive Plans: Awards under our stock plans, which we refer to as our Plans, may be in the form of incentive stock options, non-qualified stock options, restricted stock units and restricted stock.
          Stock Options— From time to time, our compensation committee has recommended awards of stock options. Stock option grants have a ten-year term and usually vest 25% per year. These stock options provide value to the recipient only if our share price is higher than on the date of the grant.
          Restricted Stock Units—Restricted stock units entitle the recipient to receive shares of common stock upon vesting. They reward shareholder value creation slightly differently than stock options: restricted stock units are impacted by all stock price changes, both increases and decreases. The vesting schedules for these grants are dictated by the committee and may vest 25% per year or 25% on the third anniversary and 75% on the fourth anniversary of the grant date.
          Restricted Stock—On very limited occasions, restricted stock grants have been awarded. They reward shareholder value creation slightly differently than stock options: restricted stock units are impacted by all stock price changes, both increases and decreases. These awards vest 25% per year on the anniversary of the date of grant.
          Grants under Subsidiary Plans: As described above, our NEOs who perform services for one or more of our publicly-traded subsidiaries may receive stock-based awards under the long-term incentive plan of the appropriate subsidiary.

Supplemental Benefits, Deferred Compensation and Perquisites
          We do not emphasize supplemental benefits for executives other than Mr. E. Cohen and Mr. J. Cohen, and perquisites are discouraged. None of our NEOs have deferred any portion of their compensation.
Employment Agreements
          Generally, we do not favor employment agreements unless they are required to attract or to retain executives to the organization. We have entered into employment agreements with Messrs. E. Cohen, J. Cohen, Jones and Weber. See “—Employment Agreements and Potential Payments Upon Termination or Change of Control.” Our compensation committee takes termination compensation payable under these agreements into account in determining annual compensation awards, but ultimately its focus is on recognizing each individual’s contribution to our performance during the year.
Determination of 2009 Compensation Amounts
          As described above, after the end of our 2009 fiscal year, our compensation committee reviewed the base salaries of our NEOs for the 2009 fiscal year and recommended incentive awards based on the prior year’s performance. In carrying out its function, the compensation committee acted in consultation with Mercer.
          In determining the actual amounts to be paid to the NEOs, the compensation committee considered both individual and company performance. Our CEO makes recommendations of award amounts based upon the NEOs’ individual performances as well as the performance of our subsidiaries for which each NEO provides service; however, the compensation committee has the discretion to approve, reject, or modify the recommendations. The compensation committee noted that our management team, among other accomplishments, successfully restructured our company through the merger, positioning Atlas Energy to exploit our Marcellus Shale holdings despite the prevailing straitened credit environment, and repositioned Atlas Pipeline through renegotiation of bank arrangements, strengthened hedging, increased volumes, effectuated a joint venture with Williams, and restructured the Mid-Continent division. In addition, the compensation committee reviewed the calculations of our adjusted distributable cash flow and determined that 2009 adjusted distributable cash flow exceeded the pre-determined minimum threshold of 75% of the average adjusted distributable cash flow for the previous three years by more than 50%.
          Base Salary. Following a review of the analysis conducted by Mercer in June 2009 of our NEOs’ compensation, the compensation committee determined to increase each NEO’s base salary by $100,000 effective July 1, 2009. In light of these interim increases, the compensation committee determined at the end of our 2009 fiscal year that the adjusted base salaries were appropriate for the 2010 fiscal year.
          Annual Incentives. As described above, our company substantially outperformed the incentive goals that had been set under the Senior Executive Plan. Based upon this performance, the compensation committee recommended that we award cash incentive bonuses as follows: Edward E. Cohen, $2,500,000; Jonathan Z. Cohen, $2,000,000; Matthew A. Jones, $800,000; Richard D. Weber, $800,000 and Freddie M. Kotek, $500,000. The compensation committee also recommended that each of the NEOs receive an amount of restricted stock units equivalent to their cash bonuses. The restricted stock units will vest 25% per annum. Because the restricted stock unit awards were made after our fiscal year end, they are not included, under new SEC rules, in our Summary Compensation Table for 2009, but will be included in the table for 2010. The aggregate annual incentive awards were less than the maximum amount payable to each of the NEOs pursuant to the predetermined percentages established under the

Senior Executive Plan, which were as follows: Edward E. Cohen, $8,639,000; Jonathan Z. Cohen, $6,148,000; Matthew A. Jones, $4,878,000; Richard D. Weber, $3,658,000 and Freddie M. Kotek, $2,439,000.
          Long-Term Incentives. In order to retain management and in recognition of company and individual accomplishments in 2009 as set forth above, the compensation committee determined to award stock options at an exercise price of $29.05 as follows: Messrs. E. and J. Cohen, 220,000 options; and Messrs. Jones, Weber and Kotek, 70,000 options each. Because these awards were made after our fiscal year end, they are not included, under new SEC rules, in our Summary Compensation Table for 2009, but will be included in the table for 2010.

SUMMARY COMPENSATION TABLE
          The following table sets forth information concerning the compensation for fiscal 2009, 2008 and 2007 for our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000.

							Change in
							pension
							value and
							nonqualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
Name and				awards	awards	compensation	earnings	compensation		Total
principal position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)	($)	($)(3)	($)		($)
Edward E. Cohen,	2009	$983,846	—	—	—	$2,500,000	$759,235	$134,600	(4)	$4,377,681
Chairman of the Board and	2008	$900,000	—	—	$3,507,000	$1,950,000	$734,078	$733,938		$7,825,016
Chief Executive Officer	2007	$900,000	—	$4,612,160	$1,205,000	$5,000,000	$1,150,222	$554,777		$13,422,159

Matthew A. Jones,	2009	$360,770	—	—	—	$800,000	—	$16,150	(5)	$1,176,920
Chief Financial Officer	2008	$300,000	—	—	$1,402,800	$1,500,000	—	$115,313		$3,318,113
	2007	$300,000	—	$461,216	$120,500	$2,000,000	—	$134,597		$3,016,313

Jonathan Z. Cohen,	2009	$676,923	—	—	—	$2,000,000	—	$88,163	(6)	$2,765,086
Vice Chairman	2008	$600,000	—	—	$2,805,600	$500,000	—	$386,550		$4,292,150
	2007	$600,000	—	$2,306,080	$482,000	$4,000,000	—	$300,906		$7,688,986

Richard D. Weber,	2009	$360,770	—	—	—	$800,000	—	$8,543	(7)	$1,169,313
President	2008	$300,000	—	—	$1,052,100	$1,200,000	—	$10,473		$2,562,573
	2007	$300,000	—	—	—	$1,500,000	—	$2,857		$1,802,857

Freddie M. Kotek,	2009	$360,770	—	—	—	$500,000	—	$22,461	(8)	$883,230
Executive Vice President	2008	$300,000	—	—	$701,400	$1,000,000	—	$48,780		$2,050,180
	2007	$300,000	$1,000,000	$461,216	$120,500	—	—	$47,996		$1,929,712

(1)	Represents the fair value on the date of grant of the (i) phantom units granted under the AHD Plan, (ii) phantom units granted under the APL Plan; and (iii) phantom units granted under the Assumed LTIP, all in accordance with prevailing accounting literature. See note 18 to our consolidated financial statements for an explanation of the assumptions we make for this valuation.

(2)	Represents the fair value on the date of grant of the (i) options granted under our 2004 Plan, (ii) options granted under the AHD Plan; and (iii) options granted under the Assumed LTIP, all in accordance with prevailing accounting literature. See note 18 to our consolidated financial statements for an explanation of the assumptions we make for this valuation.

(3)	Represents the aggregate annual change in the present-value of accumulated pension benefits under the Supplemental Employment Retirement Plan for Mr. E. Cohen.

(4)	Includes payments on DERs of $7,200 with respect to the phantom units awarded under the APL Plan, $5,400 with respect to phantom units awarded under the AHD Plan, and $122,000 with respect to the phantom units awarded under the Assumed LTIP.

(5)	Includes payments on DERs of $2,750 with respect to the phantom units awarded under the APL Plan, $1,200 with respect to phantom units awarded under the AHD Plan, and $12,200 with respect to the phantom units awarded under the Assumed LTIP.

(6)	Represents payments on DERs of $5,163 with respect to the phantom units awarded under the APL Plan, $2,700 with respect to phantom units awarded under the AHD Plan, and $ 61,000 with respect to the phantom units awarded under the Assumed LTIP.

(7)	Represents reimbursements for lease payments on Mr. Weber’s vehicle.

(8)	Includes payments on DERs of $95 with respect to the phantom units awarded under the APL Plan, $12,200 with respect to the phantom units awarded under the Assumed LTIP.

2009 GRANTS OF PLAN-BASED AWARDS TABLE

	Estimated Future Payouts Under
	Non-Equity Incentive Plan
	Awards(1)
	Threshold	Target	Maximum
Name	($)	($)	($)
Edward E. Cohen	N/A	N/A	$8,639,000
Matthew A. Jones	N/A	N/A	$4,878,000
Jonathan Z. Cohen	N/A	N/A	$6,148,000
Richard D. Weber	N/A	N/A	$3,658,000
Freddie Kotek	N/A	N/A	$2,439,000

(1)	Represents performance-based bonuses under our Senior Executive Plan. As discussed under “Compensation Discussion and Analysis—Elements of our Compensation Program—Annual Incentives—Performance-Based Bonuses,” the Compensation Committee set performance goals based on our adjusted distributable cash flow and established maximum awards, but not minimum or target amounts, for each eligible NEO. Our Senior Executive Plan sets an individual limit of $15,000,000 per annum regardless of the maximum amounts that might otherwise be payable.
Employment Agreements and Potential Payments Upon Termination or Change of Control
Edward E. Cohen
          In May 2004, we entered into an employment agreement with Edward E. Cohen, who currently serves as our Chairman and Chief Executive Officer. The agreement was amended as of December 31, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. The agreement requires Mr. Cohen to devote such time to us as is reasonably necessary to the fulfillment of his duties, although it permits him to invest and participate in outside business endeavors. The agreement provided for initial base compensation of $350,000 per year, which may be increased by the compensation committee based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment. The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that on any day on which the agreement is in effect it has a then-current three-year term. We entered into Mr. Cohen’s employment agreement around the time of our spin-off from Resource America. At that time, it was important to establish a long-term commitment to and from Mr. Cohen as our Chief Executive Officer and then-President. We determined that the rolling three-year term was an appropriate amount of time to reflect that commitment and was a term that was commensurate with Mr. Cohen’s position.
          We may terminate the agreement without cause, including upon or after a change of control, upon 30 days’ prior notice, in the event of Mr. Cohen’s death, if he is disabled for 180 days consecutive days during any 12-month period or at any time for cause. Mr. Cohen also has the right to terminate the agreement for good reason or because of a change of control. Mr. Cohen must provide us with 30 days’ notice of a termination by him for good reason within 60 days of the event constituting good reason. We then would have 30 days in which to cure and, if we do not do so, Mr. Cohen’s employment will terminate 30 days after the end of the cure period. Mr. Cohen may also terminate the agreement without cause upon 60 days’ notice. Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A.
Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 25% or more of our voting securities or all or substantially all of our assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•	we consummate a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) our directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were our directors immediately before the transaction and our chief executive officer immediately before the transaction continues as the chief executive officer of the surviving entity; or (b) our voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of us, the surviving entity or, in the case of a division, each entity resulting from the division;

•	during any period of 24 consecutive months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for election by our shareholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	our shareholders approve a plan of complete liquidation of winding up of our company, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity.
          Good reason is defined as a reduction in Mr. Cohen’s base pay, a demotion, a material reduction in his duties, relocation, his failure to be elected to our Board of Directors or our material breach of the agreement. Cause is defined as a felony conviction or conviction of a crime involving fraud, embezzlement or moral turpitude, intentional and continual failure by Mr. Cohen to perform his material duties after notice, or violation of confidentiality obligations.
          The agreement provides for a Supplemental Executive Retirement Plan, or SERP, pursuant to which Mr. Cohen will receive, upon the later of his retirement or reaching the age of 70, an annual retirement benefit equal to the product of:
•	6.5% multiplied by

•	his base salary as of the time Mr. Cohen’s employment with us ceases, multiplied by

•	the number of years (or portions thereof) which Mr. Cohen is employed by us but, in any case, not less than four. If Mr. Cohen’s employment is terminated due to disability, the 3-year period following the termination will be deemed a portion of his employment term for purposes of accruing SERP benefits.
          The maximum benefit under the SERP is limited to 65% of his final base salary. The benefit is guaranteed to his estate for up to 10 years if he should die before receiving 10 years’ of SERP benefits. If there is a change of control, if Mr. Cohen resigns for good reason, or if we terminate his employment without cause, then the SERP benefit will be the greater of the accrued benefit pursuant to the above formula, or 40% of his final base salary.
The agreement provides the following termination benefits:
•	Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) a lump sum payment in an amount equal to three times his final base salary, (b) payment of his SERP benefit and (c) automatic vesting of all stock and option awards.

•	Upon termination due to disability, Mr. Cohen will receive (a) a lump sum payment in an amount equal to three times his final base salary, (b) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by our employees, during the three years following his termination, (c) a lump sum amount equal to the cost we would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by our employees, (d) payment of his SERP benefit, (e) automatic vesting of all stock and option awards and (f) any amounts payable under our long-term disability plan.

•	Upon termination by us without cause, by Mr. Cohen for good reason or by either party in connection with a change of control, he will be entitled to either (a) if Mr. Cohen does not sign a release, severance benefits under our then current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three times average compensation (defined as the average of the three highest amounts of annual total compensation), (ii) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by our employees, during the three years following his termination, (iii) a lump sum amount equal to the cost we would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by our employees, (iv) payment of his SERP benefit and (v) automatic vesting of all stock and option awards.

•	Upon termination by Mr. Cohen without cause, if he signs a release he will receive (a) a lump sum payment equal to one-half of one year’s base salary then in effect, (b) automatic vesting of all stock and option awards and (c) if he has reached retirement age, his SERP benefits.
          In the event that any amounts payable to Mr. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Code, we must pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, equals the termination amounts payable, unless Mr. Cohen’s employment terminates because of his death or disability. We believe that the multiples of the compensation components payable to Mr. Cohen upon termination were generally aligned with competitive market practice for similar executives at the time that his employment agreement was negotiated.
          If a termination event had occurred as of December 31, 2009, we estimate that the value of the benefits to Mr. Cohen would have been as follows:

					Accelerated
	Lump sum				vesting of stock
	severance				awards and option	Tax gross-
Reason for termination	payment		SERP(1)	Benefits(2)	awards(3)	up(4)
Death	$2,951,540	(5)	$3,197,501	$—	$13,449,980	$—
Disability	2,951,540	(5)	3,197,501	38,020	13,449,980	—
Termination by us without cause(6)	14,733,847	(7)	3,935,386	38,020	13,449,980	—
Termination by Mr. Cohen for good reason(6)	14,733,847	(7)	3,935,386	38,020	13,449,980	—
Change of control(6)	14,733,847	(7)	3,935,386	38,020	13,449,980	6,176,361
Termination by Mr. Cohen without cause	491,924	(5)	3,197,501	—	13,449,980	—

(1)	Represents the value of vested benefits payable calculated by multiplying the per year benefit by the minimum of 10 years.

(2)	Represents rates currently in effect for COBRA insurance benefits for 36 months.

(3)	Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2009. The payments relating to stock awards are calculated by multiplying the number of accelerated shares by the closing price of the applicable stock on December 31, 2009.

(4)	Calculated after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, FICA and Medicare withholding taxes, taking into account the 20% excess parachute payment rate and a 36.45% combined effective tax rate.

(5)	Calculated based on Mr. Cohen’s 2009 base salary.

(6)	These amounts are contingent upon Mr. Cohen executing a release. If Mr. Cohen does not execute a release he would receive severance benefits under our current severance plan.

(7)	Calculated based on Mr. Cohen’s average 2009, 2008 and 2007 base salary and bonus.
Matthew A. Jones
          In July 2009, we entered into an employment agreement with Matthew A. Jones, who currently serves as our Chief Financial Officer. The agreement provides for initial base compensation of $300,000 per year, which may be increased at the discretion of our Board of Directors. Mr. Jones is eligible to receive grants of equity based compensation from APL, AHD and other affiliates of ours, which we refer to as the Atlas Entities, and to participate in all employee benefit plans in effect during his period of employment. The agreement provides that any unvested equity compensation will be subject to forfeiture in accordance with the long-term incentive plan of the applicable entity except that, if we terminate Mr. Jones’s employment without cause, including his disability, or if Mr. Jones terminates his employment for good reason or in the event of his death, all of his unvested awards will be fully vested.
          The agreement has a term of two years. We may terminate the agreement:
•	at any time for cause;

•	without cause upon 90 days’ prior written notice;

•	if Mr. Jones is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and our Board of Directors determines, in good faith based upon medical evidence, that he is unable to perform his duties; or

•	in the event of Mr. Jones’s death.

          Mr. Jones has the right to terminate the agreement for good reason, defined as material breach by us of the agreement or a change of control. Mr. Jones must provide notice of a termination by him for good reason within 30 days of the event constituting good reason. We then would have 30 days in which to cure and, if we do not do so, Mr. Jones’s employment will terminate 30 days after the end of the cure period. Mr. Jones may also terminate the agreement without good reason upon 30 days’ notice. Termination amounts will not be paid until six months after the termination date, if such delay is required by Section 409A of the Internal Revenue Code.
          Cause is defined as (a) Mr. Jones’ having committed a demonstrable and material act of fraud, (b) illegal or gross misconduct that is willful and results in damage to the business or reputation of the Atlas Entities, (c) being charged with a felony, (d) continued failure by Mr. Jones to perform his duties after notice other than as a result of physical or mental illness, or (e) Mr. Jones’s failure to follow our reasonable written directions consistent with his duties. Good reason is defined as any action or inaction that constitutes a material breach by us of the agreement or a change of control. Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 50% or more of our voting securities or all or substantially all of our assets by a single person or entity or group of affiliated persons or entities, other than by a related entity, defined as any of the Atlas Entities or any affiliate of us or of Mr. Jones or any member of his immediate family;

•	the consummation of a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity, other than a related entity, in which either (a) our directors immediately before the transaction constitute less than a majority of the board of directors of the surviving entity, unless 1/2 of the surviving entity’s board were our directors immediately before the transaction and our Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) our voting securities immediately before the transaction represent less than 60% of the combined voting power immediately after the transaction of us, the surviving entity or, in the case of a division, each entity resulting from the division;

•	during any period of 24 consecutive calendar months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for the election by our stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	our stockholders approve a plan of complete liquidation or winding-up, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries other than to a related entity.
The agreement provides the following regarding termination and termination benefits:
•	upon termination of employment due to death, Mr. Jones’s designated beneficiaries will receive a lump sum cash payment within 60 days of the date of death of (a) any unpaid portion of his annual salary earned and not yet paid; (b) an amount representing the incentive compensation earned for the period up to the date of termination computed by assuming that the amount of all such incentive compensation would be equal to the amount that Mr. Jones earned during the prior fiscal year, pro-rated through the date of termination; (c) any accrued but unpaid incentive compensation and vacation pay; and (d) all equity compensation awards will immediately vest.

•	upon termination by us for cause or by Mr. Jones for other than good reason, Mr. Jones will receive only base salary and vacation pay to the extent earned and not paid. Mr. Jones’s equity awards that have vested as of the date of termination will not be subject to forfeiture.

•	upon termination by us other than for cause, including disability, or by Mr. Jones for good reason, he will be entitled to either (a) if Mr. Jones does not sign a release, severance benefits under our then current severance policy, if any, or (b) if Mr. Jones signs a release, (i) a lump sum payment in an amount equal to two years of his average compensation (which is defined as his base salary in effect immediately before termination plus the average of the cash bonuses earned for the three calendar years preceding the year in which the date of terminated occurred), less, in the case of termination by reason of disability, any amounts paid under disability insurance provided by us; (ii) monthly reimbursement of any COBRA premium paid Mr. Jones, less the amount Mr. Jones would be required to contribute for health and dental coverage if he were an active employee, for the 24 months following the date of termination, and (iii) automatic vesting of Mr. Jones’s equity awards.
          If a termination event had occurred as of December 31, 2009, we estimate that the value of the benefits to Mr. Jones would have been as follows:

			Accelerated
	Lump sum		vesting of stock
	severance		awards and
Reason for termination	payment	Benefits	option awards(1)
Death	—	—	$1,408,291
Termination by us other than for cause (including disability) or by Mr. Jones for good reason (including a change of control)	$3,588,207 (2)	—	$1,408,291

(1)	Represents the value of unexercisable option and unvested stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2009. The payments relating to stock awards are calculated by multiplying the number of accelerated shares by the closing price of the applicable stock on December 31, 2009.

(2)	Calculated based on Mr. Jones’s 2009 base salary and the average of his 2009, 2008 and 2007 cash bonuses. Assumes Mr. Jones executes a release.
Jonathan Z. Cohen
          In January 2009, we entered into an employment agreement with Jonathan Z. Cohen, to continue his service as Vice-Chairman, in which position he has served in since 1998. We entered into the agreement in order to define Mr. Cohen’s role with our company, particularly in light of the fact that he devotes a substantial amount of his time to us. Thus, the agreement specifies that his duties include capital raising, strategic transactions and activities, building and minding shareholder and lender relationships, developing and implementing short- and long-term plans and approaches, and being available to assist our Chairman and Board of Directors with respect to other matters. The agreement provides that Mr. Cohen’s position will not be full-time and requires him to devote such time to us as is reasonably necessary to the fulfillment of his duties, and permits him to invest and participate in outside business endeavors.

          The agreement provides for initial base compensation of $600,000 per year, which may be increased at the discretion of our Board of Directors. Mr. Cohen is eligible to receive grants of equity-based compensation from us, Atlas Energy Resources, Atlas Pipeline Partners, Atlas Pipeline Holdings or other of our affiliates, which we refer to collectively as the Atlas Entities, and to participate in all employee benefit plans in effect during his period of employment.
          The agreement has a term of three years and will be renewed for an additional three-year period, unless either party elects to terminate the agreement by providing notice at least 180 days before the expiration of the then current term. We may terminate the agreement:
•	without cause upon 90 days’ prior notice;

•	in the event of Mr. Cohen’s death;

•	if he is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and our Board of Directors determines, in good faith based upon medical evidence, that he is unable to perform his duties; or

•	at any time for cause.
          Mr. Cohen has the right to terminate the agreement for good reason, including a change of control. Mr. Cohen must provide us with notice of a termination by him for good reason within 30 days of the event constituting good reason. We then would have 30 days in which to cure and, if we do not do so, Mr. Cohen’s employment will terminate 30 days after the end of the cure period. Mr. Cohen may also terminate the agreement without cause upon 30 days’ notice. Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A of the Code.
          Cause is defined as a felony conviction or conviction of a crime involving fraud, deceit or misrepresentation, failure by Mr. Cohen to materially perform his duties after notice other than as a result of physical or mental illness, or violation of confidentiality obligations or representations in the agreement. Good reason is defined as any action or inaction that constitutes a material breach by us of the agreement or a change of control. Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 25% or more of our voting securities or all or substantially all of our assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•	the consummation of a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) our directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were our directors immediately before the transaction and Our Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) our voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of us, the surviving entity or, in the case of a division, each entity resulting from the division;

•	during any period of 24 consecutive months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for election by our shareholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	our shareholders approve a plan of complete liquidation of winding up, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity.
          The agreement provides for a SERP, which will provide a monthly benefit to Mr. Cohen, upon the later of his reaching the age of 60 or 30 days after his retirement, equal to 1/12 of the product of:
•	the highest annual base salary Mr. Cohen received during his service to the Atlas Entities, multiplied by

•	2%, multiplied by

•	the number of years (or fractions thereof) during which Mr. Cohen was an officer or director of any of the Atlas Entities on and after January 1, 2004.
          The percentage calculated by multiplying the second and third bullet points above cannot exceed 65%. The aggregate amount of the payments made to Mr. Cohen pursuant to the SERP will be offset by the aggregate amounts paid to Mr. Cohen by the Atlas Entities under their qualified benefit programs.
The agreement provides the following regarding termination and termination benefits:
•	Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) accrued but unpaid bonus and vacation pay, (b) up to 120 monthly SERP payments if he should die before receiving 120 monthly payments and (c) automatic vesting of all equity-based awards.

•	Upon termination by us other than for cause, including disability, or by Mr. Cohen for good reason, Mr. Cohen will receive either (a) if Mr. Cohen does not sign a release, severance benefits under our then current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three years of his average compensation (which is defined as his base salary in effect immediately before termination plus the average of the cash bonuses earned for the three calendar years preceding the year in which the termination occurred), less, in the case of termination by reason of disability, any amounts paid under disability insurance provided by us, (ii) monthly reimbursement of any COBRA premium paid by Mr. Cohen, less the amount Mr. Cohen would be required to contribute for health and dental coverage if he were an active employee, (iv) payment of his SERP benefits if he has reached retirement age and (v) automatic vesting of all equity-based awards.

•	Upon termination by us for cause or by Mr. Cohen for other than good reason, Mr. Cohen will receive his SERP benefits if he has reached retirement age, and his vested equity-based awards will not be subject to forfeiture.
          We believe that the multiples of the compensation components payable to Mr. Cohen upon termination were generally aligned with competitive market practice for similar executives at the time that his employment agreement was negotiated.
          If a termination event had occurred as of December 31, 2009, we estimate that the value of the benefits to Mr. Cohen would have been as follows:

				Accelerated
	Lump sum			vesting of stock
	severance			awards and
Reason for termination	payment	SERP	Benefits(1)	option awards(2)
Death	—	$209,916	—	$5,989,623
Termination by us other than for cause (including disability) or by Mr. Cohen for good reason (including a change of control)	$11,590,770 (3)	$209,916	—	$5,989,623
Termination by us for cause or by Mr. Cohen for other than good reason	—	$209,916	—	—

(1)	Mr. Cohen does not currently receive benefits from Atlas Energy.

(2)	Represents the value of unexercisable option and unvested stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2009. The payments relating to stock awards are calculated by multiplying the number of accelerated shares by the closing price of the applicable stock on December 31, 2009.

(3)	Calculated based on Mr. Cohen’s 2009 base salary and the average of his 2009, 2008 and 2007 bonuses. Assumes Mr. Cohen signs a release.
Richard D. Weber
          We entered into an employment agreement in April 2006 with Richard Weber, who serves as our President and President and Chief Operating Officer of Atlas Energy Resources and Atlas Energy Management. The agreement has a two year term and, after the first year, the term automatically renews daily so that on any day that the agreement is in effect, the agreement will have a remaining term of one year. Mr. Weber is required to devote substantially all of his working time to Atlas Energy Management and its affiliates. The agreement provides for an annual base salary of not less than $300,000 and a bonus of not less than $700,000 during the first year. After that, bonuses will be awarded solely at the discretion of our compensation committee. The agreement provides for equity compensation as follows:
•	Upon execution of the agreement, Mr. Weber was granted options to purchase 75,000 shares of our stock at $21.27, as adjusted for stock splits.

•	In January 2007, Mr. Weber received a grant of 47,619 shares of restricted units of Atlas Energy Resources with a value of $1,000,000.

•	In January 2007, Mr. Weber received options to purchase 373,752 common units of Atlas Energy Resources at $21.00.
          All of the securities described above vest 25% per year on each anniversary of the date Mr. Weber commenced his employment, April 17, 2006. All securities will vest immediately upon a change of control or termination by Mr. Weber for good reason or by Atlas Energy Management other than for cause. Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 50% or more of our or Atlas Energy Resources’ voting securities or all or substantially all of our or Atlas Energy Resources’ assets by a single person or entity or group of affiliated persons or entities, other than an entity of which either Mr. E. Cohen or Mr. J. Cohen is an officer, manager, director or participant;

•	we or Atlas Energy Resources consummate a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity after which Atlas Energy Management is not the manager of Atlas Energy Resources; or

•	our or Atlas Energy Resources’ equity holders approve a plan of complete liquidation of winding up, or agreement of sale of all or substantially all of our or Atlas Energy Resources’ assets other than an entity of which either Mr. E. Cohen or Mr. J. Cohen is an officer, manager, director or participant.
          The change of control triggering events relating to the possible absence of Messrs. Cohen reflects that Mr. Weber’s belief that Messrs. Cohen effectively controlled us at the time of his employment and their separation would therefore constitute a change of control.
          Good reason is defined as a material breach of the agreement, reduction in his base pay, a demotion, a material reduction in his duties or his failure to be elected to the Atlas Energy Resources Board of Directors. Cause is defined as fraud in connection with his employment, conviction of a crime other than a traffic offense, material failure to perform his duties after written demand by our Board or breach of the representations made by Mr. Weber in the employment agreement if the breach impacts his ability to fully perform his duties. Disability is defined as becoming disabled by reason of physical or mental disability for more than 180 days in the aggregate or a period of 90 consecutive days during any 365-day period and the good faith determination by our Board based upon medical evidence that Mr. Weber is unable to perform his duties under his employment agreement.
          Atlas Energy Management may terminate Mr. Weber without cause upon 45 days written notice or for cause upon written notice. Mr. Weber may terminate his employment for good reason or for any other reason upon 30 days’ written notice. Key termination benefits are as follows:
•	If Mr. Weber’s employment is terminated due to death, (a) Atlas Energy Management will pay to Mr. Weber’s designated beneficiaries a lump sum cash payment in an amount equal to the bonus that Mr. Weber received from the prior fiscal year pro rated for the time employed during the current fiscal year, (b) Mr. Weber’s family will receive health insurance coverage for one year; and (c) all Atlas Energy Resources stock and option awards will automatically vest.

•	If Atlas Energy Management terminates Mr. Weber’s employment other than for cause (including termination by reason of disability), or Mr. Weber terminates his employment for good reason, (a) Atlas Energy Management will pay amounts and benefits otherwise payable to Mr. Weber as if Mr. Weber remained employed for one year, except that the bonus amount shall be prorated and based on the bonus awarded in the prior fiscal year, and (b) all stock and option awards will automatically vest.
          Mr. Weber is entitled to a gross-up payment if any payments made to him would constitute an excess parachute payment under Section 280G of the Code such that the net amount Mr. Weber receives after the deduction of any excise tax, any federal, state and local income tax, and any FICA and Medicare withholding tax is the same amount he would have received had such taxes not been deducted. The agreement includes standard restrictive covenants for a period of two years following termination, including non-compete and non-solicitation provisions.
          If a termination event had occurred as of December 31, 2009, we estimate that the value of the benefits to Mr. Weber would have been as follows:

			Accelerated
	Lump sum		vesting of stock
	severance		awards and
Reason for termination	payment	Benefits(1)	option awards(2)	Tax gross-up
Death	$1,600,000 (3)	$19,429	$—	—
Disability	—	21,396	—	—
Termination by us other than for cause (including for disability) or by Mr. Weber for good reason	1,960,770 (4)	21,396	1,969,610	—
Change of control	—	—	1,969,610	—

(1)	Represents rates currently in effect for COBRA insurance benefits for 12 months.

(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2009. The payments relating to unit awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2009.

(3)	Represents Mr. Weber’s 2009 bonus.

(4)	Calculated as the sum of Mr. Weber’s 2009 base salary and bonus.
Long-Term Incentive Plans
Our Plans
          Our Stock Incentive Plan (the “2004 Plan”) authorizes the granting of up to 4.5 million shares of our common stock to our employees, affiliates, consultants and directors in the form of incentive stock options (“ISOs”), non-qualified stock options, stock appreciation rights (“SARs”), restricted stock and deferred units. We also have a 2009 Stock Incentive Plan (the “2009 Plan”) which authorizes the granting of up to 4.8 million shares of our common stock to our employees, affiliates, consultants and directors in the form of ISOs, non-qualified stock options, SARs, restricted stock, restricted stock units and deferred units. SARs represent a right to receive cash in the amount of the difference between the fair market value of a share of our common stock on the exercise date and the exercise price, and may be free-standing or tied to grants of options. A deferred unit or a restricted stock unit represents the right to receive one share of our common stock upon vesting. Generally, awards under our 2004 Plan and 2009 Plan become exercisable as to 25% each anniversary after the date of grant except that deferred units awarded to our non-executive board members vest 33 1/3% on each of the second, third and fourth anniversaries of the grant, and expire not later than ten years after the date of grant.
Senior Executive Plan
          For a description of our Senior Executive Plan, please see “Compensation Discussion and Analysis — Elements of our Compensation Program — Annual Incentives — Performance-Based Bonuses.”

ATN Assumed Plan
          In connection with the Merger, we agreed to assume Atlas Energy Resources’ Long-Term Incentive Plan (the “Assumed LTIP”), which applies to all of Atlas Energy Resources’ awards that were outstanding at the time of the Merger. Under the Assumed LTIP, each outstanding unit option, phantom unit and restricted unit granted under Atlas Energy Resources’ previous plan was converted to an equivalent stock option, phantom share or restricted share of our stock at a ratio of 1.0 unit to 1.16 common shares. No new grant awards will be issued under the Assumed LTIP.
AHD Plan
          The AHD Plan provides equity incentive awards to officers, employees and board members and employees of its affiliates, consultants and joint-venture partners who perform services for Atlas Pipeline Holdings. The AHD Plan is administered by our compensation committee under delegation from the Atlas Pipeline Holdings’ board. The compensation committee may grant awards of either phantom units or unit options for an aggregate of 2,100,000 common limited partner units.
          AHD Phantom Units. A phantom unit entitles a participant to receive an Atlas Pipeline Holdings common unit upon vesting of the phantom unit. Non-employee board members receive an annual grant of a maximum of 500 phantom units which, upon vesting, entitles the grantee to receive the equivalent number of common units or the cash equivalent to the fair market value of the units. In tandem with phantom unit grants, the compensation committee may grant a DER. The compensation committee determines the vesting period for phantom units. Phantom units granted under the AHD Plan generally vest 25% on the third anniversary of the date of grant and 75% on the fourth anniversary of the date of grant. Awards will automatically vest upon a change of control, as defined in the AHD Plan.
          AHD Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the compensation committee on the date of grant of the option. The compensation committee determines the vesting and exercise period for unit options. Unit option awards expire 10 years from the date of grant. Unit options granted generally will vest 25% on the third anniversary of the date of grant and the remaining 75% on the fourth anniversary of the date of grant. Awards will automatically vest upon a change of control, as defined in the AHD Plan.
APL Plan
          Officers, employees and non-employee managing board members of Atlas Pipeline Partners’ general partner and employees of the general partner’s affiliates and consultants are eligible to receive awards under the APL Plan of either phantom units or unit options for an aggregate of 435,000 common units. The APL Plan is administered by our compensation committee under delegation from the general partner’s managing board.
          APL Phantom Units. A phantom unit entitles a grantee to receive a common unit upon vesting of the phantom unit. Non-employee managing board members receive an annual grant of a maximum of 500 phantom units which, upon vesting, entitles the grantee to receive the equivalent number of common units or the cash equivalent to the fair market value of the units. In addition, the compensation committee may grant a participant a DER, which is the right to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions Atlas Pipeline Partners makes on a common unit during the period the phantom unit is outstanding. A unit option entitles the grantee to purchase common units at an exercise price determined by the compensation committee at its discretion. Phantom units vest over a four year period. Awards will automatically vest upon a change of control, as defined in the APL Plan.
          APL Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the compensation committee on the date of grant of the option. The compensation committee determines the vesting and exercise period for unit options. Unit option awards expire 10 years from the date of grant. Unit options granted generally will vest 25% on the anniversary of the date of grant.
2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option awards					Stock awards
	Number of	Number of				Number of
	securities	securities				shares or		Market value
	underlying	underlying				units of		of shares or
	unexercised	unexercised		Option		stock that		units of stock
	options	options		exercise	Option	have not		that have not
	(#)	(#)		price	expiration	vested		vested
Name	Exercisable	Unexercisable		($)	date	(#)		($)
Edward E. Cohen	1,012,500	—		$11.32	7/1/2015	—		$—
	75,000	225,000	(1)	$32.53	1/29/2018	—		$—
	—	580,000	(2)	$19.88	1/24/2017	232,000	(3)	$6,992,480	(4)
	—	—		—	—	5,000	(5)	$49,050	(6)
	125,000	375,000	(7)	$22.56	11/10/2016	67,500	(8)	$457,650	(9)

Matthew A. Jones	270,000	—		$11.32	7/1/2015	—		$—
	30,000	90,000	(10)	$32.53	1/29/2018	—		$—
	—	58,000	(11)	$19.88	1/24/2017	23,200	(12)	$699,248	(4)
	—	—		—	—	1,250	(5)	$12,263	(6)
	25,000	75,000	(7)	$22.56	11/10/2016	15,000	(8)	$101,700	(9)

Jonathan Z. Cohen	675,000	—		$11.32	7/1/2015	—		$—
	60,000	180,000	(13)	$32.53	1/29/2018	—		$—
	—	232,000	(14)	$19.88	1/24/2017	116,000	(15)	$3,496,240	(4)
	—	—		—	—	3,750	(5)	$36,788	(6)
	—	150,000	(7)	$22.56	11/10/2016	11,250	(8)	$76,275	(9)

Richard D. Weber	84,375	28,125	(16)	$21.27	4/17/2016	—		$—
	22,500	67,500	(17)	$32.53	1/29/2018	—		$—
	325,164	108,388	(16)	$18.11	4/17/2016	13,810	(18)	$416,233	(4)
	—	—		—	—	—		$—
	—	—		—	—	—		$—

Option awards	Stock awards
Number of	Number of	Number of
securities	securities	shares or	Market value
underlying	underlying	units of	of shares or
unexercised	unexercised	Option	stock that	units of stock
options	options	exercise	Option	have not	that have not
(#)	(#)	price	expiration	vested	vested
Name	Exercisable	Unexercisable	($)	date	(#)	($)
Freddie Kotek	135,000	—	$11.32	7/1/2015	—	$—
15,000	45,000	(19)	$32.53	1/29/2018	—	$—
—	58,000	(11)	$19.88	1/24/2017	23,200	(12)	$699,248	(4)
—	—	—	—	—	$—
—	—	—	—	—	$—

(1)	Represents options to purchase our stock, which vest as follows: 1/29/10—75,000, 1/29/11—75,000 and 1/29/12—75,000.

(2)	Represents options to purchase our stock, which vest as follows: 1/24/10 – 145,000 and 1/24/11 – 435,000.

(3)	Represents our phantom stock, which vests as follows: 1/24/10 – 58,000 and 1/24/17 – 174,000.

(4)	Based upon closing price of our stock on December 31, 2009 of $30.14.

(5)	Represents Atlas Pipeline Partners phantom units, which vest on 11/1/10.

(6)	Based on closing market price of Atlas Pipeline Partners common units on December 31, 2009 of $9.81.

(7)	Represents Atlas Pipeline Holdings options, which vest on 11/10/10.

(8)	Represents Atlas Pipeline Holdings phantom units, which vest on 11/10/10.

(9)	Based on closing market price of Atlas Pipeline Holdings common units on December 31, 2009 of $6.78.

(10)	Represents options to purchase our stock, which vest as follows: 1/29/10—30,000, 1/29/11—30,000 and 1/29/12—30,000.

(11)	Represents options to purchase our stock, which vest as follows: 1/24/10 – 14,500 and 1/24/11 – 43,500.

(12)	Represents our phantom stock, which vests as follows: 1/24/10 – 5,800 and 1/24/17 – 17,400.

(13)	Represents options to purchase our stock, which vest as follows: 1/29/10—60,000, 1/29/11—60,000 and 1/29/12—60,000.

(14)	Represents options to purchase our stock, which vest as follows: 1/24/10 – 58,000 and 1/24/11 – 174,000.

(15)	Represents our phantom stock, which vests as follows: 1/24/10 – 29,000 and 1/24/17 – 87,000.

(16)	Represents options to purchase our stock, which vest on 4/17/10.

(17)	Represents options to purchase our stock, which vest as follows: 1/29/10—22,500, 1/29/11—22,500 and 1/29/12—22,500.

(18)	Represents restricted stock, which vests on 4/17/10.

(19)	Represents options to purchase our stock, which vest as follows: 1/29/10—15,000, 1/29/11—15,000 and 1/29/12—15,000.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

	Stock awards
			Value realized
	Number of shares		on vesting
Name	acquired on vesting		($)
Edward E. Cohen	32,500	(1)	$802,850
Matthew A. Jones	10,000	(2)	$289,363
Jonathan Z. Cohen	18,125	(3)	$449,550
Richard D. Weber	13,809	(4)	$569,759
Freddie M. Kotek	250	(5)	$10,275

(1)	Represents 10,000 common units of Atlas Pipeline Partners and 22,500 common units of Atlas Pipeline Holdings.

(2)	Represents 5,000 common units of Atlas Pipeline Partners and 5,000 common units of Atlas Pipeline Holdings.

(3)	Represents 6,875 common units of Atlas Pipeline Partners and 11,250 common units of Atlas Pipeline Holdings.

(4)	Represents our common stock.

(5)	Represents Atlas Pipeline Partners common units.
2009 PENSION BENEFITS TABLE

		Number of years	Present value of	Payments during last
		credited service	accumulated benefit	fiscal year
Name	Plan Name	(#)	($)	($)
Edward E. Cohen	SERP	7	$3,968,149	—
          For a description of Mr. Cohen’s SERP, please see “Employment Agreements—Edward E. Cohen”, and for a discussion of the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit, please see note 18 to our consolidated financial statements.
2009 DIRECTOR COMPENSATION TABLE

	Fees earned or
Name	paid in cash ($)	Stock awards ($)		Total ($)
Carlton M. Arrendell	$62,691	$14,992	(1)	$77,683
William R. Bagnell	$32,120	$14,992	(1)	$47,112
Mark C. Biderman	$30,734	$14,995	(2)	$45,729
Jessica K. Davis	$17,691	$14,990	(4)	$32,681
Donald W. Delson	$62,691	$14,992	(1)	$77,683
Nicholas A. DiNubile	$45,000	$14,992	(1)	$59,992
Dennis A. Holtz	$62,691	$14,992	(1)	$77,683
Gayle P.W. Jackson	$30,734	$14,995	(2)	$45,729
Walter C. Jones	$17,691	$14,990	(4)	$32,681
Harmon S. Spolan	$62,691	$14,994	(3)	$77,685
Ellen F. Warren	$17,691	$14,990	(4)	$32,681
Bruce M. Wolf	$17,691	$14,990	(4)	$32,681

(1)	For Messrs. Arrendell, Bagnell, Delson, DiNubile and Holtz, represents 961 deferred shares granted under the 2004 Plan, having a grant date fair value of $15.60. The shares vest one-third on each of the second, third and fourth anniversaries of the date of grant, as follows: 5/14/11—320, 5/14/12—320 and 5/14/13—321. Messrs. Bagnell and DiNubile did not stand for re-election and, in connection with their departure from the Board, were granted accelerated vesting for these and all other unvested shares they were awarded in connection with their service on the Board.

(2)	For Mr. Biderman and Dr. Jackson, represents 892 deferred shares granted under the 2004 Plan, having a grant date fair value of $16.81. The shares vest one-third on each of the second, third and fourth anniversaries of the date of grant, as follows: 7/13/11—297, 7/13/12—297 and 7/13/13—298.

(3)	For Mr. Spolan, represents 608 deferred shares granted under the 2004 Plan, having a grant date fair value of $24.66. The shares vest one-third on each of the second, third and fourth anniversaries of the date of grant, as follows: 8/24/11—202, 8/24/12—203 and 8/24/13—203.

(4)	For Messrs. Jones and Wolf and Mmes. Davis and Warren, represents 573 deferred shares granted under the 2004 Plan, having a grant date fair value of $26.16. The shares vest one-third on each of the second, third and fourth anniversaries of the date of grant, as follows: 9/29/11—191, 9/29/12—191, and 9/29/13—191.
Director Compensation
          The independent directors receive a flat fee of $75,000 per year, which was increased from $60,000 in October 2009. In addition to the cash compensation, independent directors receive an annual grant of deferred stock having a fair market value of $15,000 with a vesting schedule in which 33% of the award vests on the second, third and fourth anniversaries of the grant date.

Performance Graph
          The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return of two other stock market indices: the Nasdaq United States Composite and S&P Small-Cap 600 Energy Index.
Fiscal Year Ended December 31

*	Assumes $100 was invested on December 31, 2004 in the Company’s common stock or in the indicated index and that cash dividends were reinvested as received.
INDEPENDENT PUBLIC ACCOUNTANTS
          Our independent registered public accountants for the fiscal year ended December 31, 2009 was Grant Thornton LLP. Upon the recommendation of the audit committee, approved by the Board, Grant Thornton LLP served as our independent auditors during fiscal year 2009. Grant Thornton LLP has been re-appointed as our independent auditors for fiscal year 2010. We do not anticipate that a representative of Grant Thornton LLP will be present at the Meeting.

          For the years ended December 31, 2009 and 2008, Grant Thornton LLP’s accounting fees and services (in thousands) were as follows:

	Years Ended December 31,
	2009	2008
Audit fees(1)	$513	$323
Audit-related fees(2)	161	56
Tax fees(3)	20	103
All other fees	—	—

Total accounting fees and services	$694	$482

(1)	Represents the aggregate fees recognized in each of the last two years for professional services rendered by Grant Thornton LLP principally for the audit of our annual financial statements and the review of financial statements included in Form 10-Q and also for services related to registration statements and comfort letters. The fees are for services that are normally provided by Grant Thornton LLP in connection with statutory or regulatory filings or engagements.

(2)	Represents the aggregate fees recognized in each of the last two years professional services rendered by Grant Thornton LLP for the annual audit of our employee benefit plan.

(3)	The fees for tax services rendered related to tax compliance.
Audit Committee Pre-Approval Policies and Procedures
          The audit committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the audit committee. All of such services and fees were pre-approved during 2009 and 2008.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.
          Based solely on our review of the reports we have received, or written representations from certain reporting persons that no filings were required for those persons, we believe that during fiscal 2009 our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act, except Dr. Jackson and Messrs. Biderman and Weber each inadvertently filed one Form 3 late and Ms. Davis, Dr. Jackson, Ms. Warren and Messrs. Arrendell, Biderman, Jones and Wolf each inadvertently filed one Form 4 late.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Effective as of April 28, 2009, we adopted a written policy governing related party transactions. For purposes of this policy, a related party includes: (i) any executive officer, director or director nominee; (ii) any person known to be a beneficial owner of 5% or more of our common stock; (iii) an immediate family member of any person included in clauses (i) and (ii) (which, by definition, includes, a person’s spouse, parents and parents in law, step parents, children, children in law and stepchildren, siblings and brothers and sisters in law and anyone residing in the that person’s home); and (iv) any firm, corporation or other entity in which any person included in clauses (i) through (iii) above is employed as an executive officer, is a director, partner, principal or occupies a similar position or in which that person owns a 5% or more beneficial interest. With certain exceptions outlined below, any transaction between us and a related party that is anticipated to exceed $120,000 in any calendar year must be approved, in advance, by our Conflicts Committee. If approval in advance is not feasible, the related party transaction must be ratified by the Conflicts Committee. In approving a related party transaction the Conflicts Committee will take into account, in addition to such other factors as the Conflicts Committee deems appropriate, the extent of the related party’s interest in the transaction and whether the transaction is no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances.
          The following related party transactions are pre-approved under the policy: (i) employment of an executive officer to perform services on our behalf (or on behalf of one of our subsidiaries); (ii) compensation paid to directors for serving on our board of directors or any committee thereof; (iii) transactions where the related party’s interest arises solely from ownership of our common stock and all of the holders of our common stock received the same benefit on a pro rata basis, or transactions available to all employees generally; (iv) a transaction with another company where the related party is only an employee (and not an executive officer), director or beneficial owner of less than 10% of such company’s shares and the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues; and (v) any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which the related party’s only relationship is as an employee (other than an executive officer) or director or in a similar capacity, if the aggregate amount involved does not exceed the greater of $5,000 or 2% of that organization’s total annual receipts. We are not aware of any related party transactions requiring approval under the policy that were undertaken in 2009.
          In the ordinary course of our business operations, we and our affiliates have ongoing relationships with several related entities:
          Relationship with Atlas Energy Resources Partnerships. Atlas Energy Resources conducts certain activities through, and a substantial portion of its revenues are attributable to, energy limited partnerships. Atlas Energy Resources serves as general partner of these partnerships and assumes customary rights and obligations for them. As the general partner, Atlas Energy Resources is liable for the partnerships’ liabilities and can be liable to limited partners if it breaches its responsibilities with respect to the operations of the partnerships. Atlas Energy Resources is entitled to receive management fees, reimbursement for administrative costs incurred, and to share in the partnerships’ revenue, and costs and expenses according to the respective partnership agreements.
          Relationship with Atlas Pipeline Holdings. On June 1, 2009, Atlas Pipeline Holdings entered into an amendment to its revolving credit facility. In connection with the execution of the amendment, Atlas Pipeline Holdings agreed to immediately repay $30 million of the approximately $46 million then-outstanding indebtedness under the credit facility. The amendment also terminated Atlas Pipeline Holdings’ right to make further borrowings under the credit facility. Atlas Pipeline Holdings agreed to repay $4 million of the remaining $16 million on each of July 13, 2009, October 13, 2009 and January 13, 2010, with the balance of indebtedness being due on the original maturity date of April 13, 2010. In connection with the execution of this amendment, we agreed to guarantee the remaining debt outstanding under the credit facility. Pursuant to this guaranty, we have paid $4 million in respect of the payments due on July 13, 2009, October 13, 2009 and January 13, 2010 under the Atlas Pipeline Holdings credit agreement.
          Atlas Pipeline Holdings’ $30 million repayment was funded from the proceeds of (i) a loan from us in the amount of $15 million, with an interest rate of 12% per annum and a maturity date the day following the day Atlas Pipeline Holdings pays all outstanding indebtedness due under the credit facility, and (ii) the purchase by Atlas Pipeline Partners of $15 million of preferred equity in a newly formed subsidiary of Atlas Pipeline Holdings. Moreover, in consideration of our guaranty, Atlas Pipeline Holdings issued a guaranty note to us whose principal amount is increased on the first day of each fiscal quarter by an amount equal to 3.75% per annum multiplied by the outstanding principal amount of indebtedness under AHD’s credit facility plus a $1.0 million guaranty fee. The maturity date on this note is the day following the day Atlas Pipeline Holdings pays all outstanding indebtedness due under the credit facility. Both promissory notes issued to us by Atlas Pipeline Holdings are payable-in-kind until their maturity date.
          Relationship with Resource America. We have the following agreements with Resource America, our former parent, for which Edward E. Cohen, our Chairman and Chief Executive Officer, serves as Chairman and is a greater than 10% shareholder, and Jonathan Z. Cohen, our Vice Chairman, serves as Chief Executive Officer and President.
Tax Matters Agreement
          As part of our initial public offering in 2004, we entered into a tax matters agreement with Resource America, which governs our respective rights, responsibilities, and obligations after our initial public offering with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and related tax returns.
In general, under the tax matters agreement:
•	Resource America is responsible for any U.S. federal income taxes of the affiliated group for U.S. federal income tax purposes of which Resource America is the common parent. With respect to any periods beginning after our initial public offering, we are responsible for any U.S. federal income taxes attributable to us or any of our subsidiaries, including taxes payable as a result of our June 2005 spin-off from Resource America.

•	Resource America is responsible for any U.S. state or local income taxes reportable on a consolidated, combined or unitary return that includes Resource America or one of its subsidiaries, on the one hand, and us or one of our subsidiaries, on the other hand. However, in the event that we or one of our subsidiaries are included in such a group for U.S. state or local income tax purposes for periods (or portions thereof) beginning after the date of our initial public offering, we are responsible for our portion of such income tax liability as if we and our subsidiaries had filed a separate tax return that included only us and our subsidiaries for that period (or portion of a period).

•	Resource America is responsible for any U.S. state or local income taxes reportable on returns that include only Resource America and its subsidiaries (excluding us and our subsidiaries), and we are responsible for any U.S. state or local income taxes filed on returns that include only us and our subsidiaries.

•	Resource America and we are each responsible for any non-income taxes attributable to our business for all periods.
          Resource America is primarily responsible for preparing and filing any tax return with respect to the Resource America affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined or unitary group for U.S. state or local income tax purposes that includes Resource America or any of its subsidiaries. We generally are responsible for preparing and filing any tax returns that include only us and our subsidiaries.

          We have generally agreed to indemnify Resource America and its affiliates against any and all tax-related liabilities that may be incurred by them relating to the distribution to the extent such liabilities are caused by our actions. This indemnification applies even if Resource America has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants as described above.
          During 2009, we did not have any liability to Resource America pursuant to the tax matters agreement.
Transition Services Agreement
          Also in connection with our initial public offering, we entered into a transition services agreement with Resource America which governs the provision support services between us, such as:
•	cash management and debt service administration;

•	accounting and tax;

•	investor relations;

•	payroll and human resources administration;

•	legal;

•	information technology;

•	data processing;

•	real estate management; and

•	other general administrative functions.
          We and Resource America will pay each other a fee for these services equal to their fair market value. The fee is payable monthly in arrears, 15 days after the close of each month. We have also agreed to pay or reimburse each other for any out-of-pocket payments, costs and expenses associated with these services. During fiscal 2009, we reimbursed Resource America $1.1 million pursuant to this agreement. Certain operating expenditures totaling $0.2 million that remain to be settled between are reflected in our consolidated balance sheets as advances from affiliate.
          Resource America’s relationship with Anthem Securities (a wholly-owned subsidiary of Atlas Energy Resources). Anthem Securities, until December 2006 our wholly-owned subsidiary and now a wholly-owned subsidiary of Atlas Energy Resources, is a registered broker-dealer which provides dealer-manager services for investment partnerships sponsored by Resource America’s real estate and equipment finance segments. Salaries of the personnel performing services for Anthem are paid by Resource America, and Anthem reimburses Resource America for the allocable costs of such personnel. In addition, Resource America agreed to cover some of the operating costs for Anthem’s office of supervisory jurisdiction, principally licensing fees and costs. In fiscal 2009, there was no activity requiring reimbursements.
OTHER MATTERS
          As of the date of this proxy statement, the Board does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.
          Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.
STOCKHOLDERS SHARING AN ADDRESS
          Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call to request a separate copy of these materials from: Investor Relations, Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108; telephone number (412) 262-2830. We will promptly deliver a copy of the requested materials.
          Similarly, stockholders sharing an address with another stockholder who have received multiple copies of our proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.
ANNUAL REPORT ON FORM 10-K
          Our 2009 Annual Report to Stockholders including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2009, is being sent to stockholders of record as of April 5, 2010 with this proxy statement. Stockholders of record as of April 5, 2010, and beneficial owners of our common stock on that date, may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request therefor in writing. We will also furnish any exhibit to this Annual Report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at our Moon Township address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of our common stock on April 5, 2010.
STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS
          Rule 14a-8 of the Securities Exchange Act establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal or director nomination to be included in a public company’s proxy materials. Under the rule, proposals or director nominations submitted for inclusion in our 2011 proxy materials must be received by us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary, on or before December 15, 2010. Proposals must comply with all the requirements of Rule 14a-8.
          A stockholder who wishes to present a matter for action at our 2011 annual meeting, but does not want to include it in our proxy materials, must deliver to our Secretary on or before January 14, 2011, which date is 90 days before the first anniversary of the mailing date of this proxy statement, a notice containing the information required by the advance notice and other provisions of our bylaws. A stockholder who wishes to present one or more directors for nomination at our 2011 annual meeting, but does not want to include it in our proxy materials, must deliver a notice containing the information required by the advance notice and other provisions of our bylaws, including the name of the person(s) to be nominated, to our Secretary on or before January 14, 2011. A copy of the bylaws may be obtained by directing a written request to us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary.

ATLAS ENERGY, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF ATLAS ENERGY, INC.
          The undersigned hereby constitutes and appoints Edward E. Cohen and Richard D. Weber, or either of them, as and for his proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Atlas Energy, Inc. held of record by the undersigned on April 5, 2010 at the Annual Meeting of Stockholders of Atlas Energy, Inc. to be held Thursday, May 13, 2010 and at any and all adjournments thereof as follows:
(Continued and to be signed on the reverse side.)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
1.	ELECTION OF CLASS I DIRECTORS: The nominees for Class II directors:
Nominees:
☐	Carlton M. Arrendell

☐	Jonathan Z. Cohen

☐	Donald W. Delson

☐ FOR ALL NOMINEES	☐WITHHOLD AUTHORITY	☐ FOR ALL EXCEPT:
	FOR ALL NOMINEES	(See instructions below)
Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ■
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
SPECIFIED HEREIN BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING, OR WITH RESPECT TO ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.
The undersigned hereby acknowledges receipt of the Atlas Energy, Inc. Annual Report to Stockholders, Notice of the Atlas Energy, Inc. Annual Meeting and the Proxy Statement relating thereto.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Mark “X” here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate ☐
your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Date:
Signature of stockholder

Signature of stockholder
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
ANNUAL MEETING OF STOCKHOLDERS OF
ATLAS ENERGY, INC.
May 13, 2010
Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.
Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on May 13, 2010:
The proxy statement and our 2009 Annual Report are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=176445&p=irol-reportsAnnual

ATLAS ENERGY, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE TRUSTEE OF THE
ATLAS ENERGY, INC. EMPLOYEE STOCK OWNERSHIP PLAN
         The undersigned, a participant in the Atlas Energy, Inc. Employee Stock Ownership Plan (“ESOP”), hereby directs GreatBanc Trust Company, as Trustee of the ESOP, to vote, as designated below, all the shares of common stock of Atlas Energy, Inc. allocated to the account of the undersigned in the ESOP (the “Allocated Shares”) at the Annual Meeting of Stockholders of Atlas Energy, Inc. to be held Thursday, May 13, 2010 and at any and all adjournments thereof as follows:
(Continued and to be signed on the reverse side.)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
1.	ELECTION OF CLASS I DIRECTORS: The nominees for Class II directors:
Nominees:
☐	Carlton M. Arrendell

☐	Jonathan Z. Cohen

☐	Donald W. Delson

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY	☐ FOR ALL EXCEPT:
	FOR ALL NOMINEES	(See instructions below)
Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ■
This Proxy Card, when properly executed, will be voted in the manner directed herein by the Trustee, subject to the Trustee’s obligations under ERISA. If no direction is made, the shares allocated to your account will be voted by the Trustee in its discretion. If you vote to “Abstain” on a matter, your shares will be voted by the Trustee as if you had failed to vote your shares.
THIS PROXY CARD IS SOLICITED ON BEHALF OF THE TRUSTEE OF THIS ESOP.
You will not be entitled to vote the Allocated Shares to your ESOP account at the stockholders’ meeting. Therefore, if we do not receive your Proxy Card by May 7, 2010, you, in effect, will be forfeiting the voting rights, which the ESOP makes available to you. We encourage all ESOP participants to exercise their right to vote the Allocated Shares in their ESOP accounts by returning their Proxy Cards promptly. If you decide to change your voting instructions after you have submitted your Proxy Card, you must obtain a new Proxy Card from us by contacting us at the address set forth below. If you have any questions or comments concerning the votes to be taken at the annual meeting, or concerning the procedure for completing and returning your Proxy Card, please call or write Patrick De Craene, who is a Vice President of the Trustee, at GreatBanc Trust Company, 801 Warrenville Road, Suite 500, Lisle, Illinois 60532, telephone (630) 810-4500; fax (630) 810-4501. Your telephone call or other communication with Mr. De Craene will be kept confidential.
The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.
Mark “X” here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate ☐
your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Date:
Signature of stockholder
Signature of stockholder
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
ANNUAL MEETING OF STOCKHOLDERS OF
ATLAS ENERGY, INC.
May 13, 2010
Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.
Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on May 13, 2010:
The proxy statement and our 2009 Annual Report are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=176445&p=irol-reportsAnnual